EXHIBIT 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Kent A. Kleeberger	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4987	(239) 274-4797
Chico’s FAS, Inc. Announces First Quarter Revenues and Earnings
•	Revenues decreased 9.6% to $409.6 million

•	First quarter net income was $12.7 million, or $0.07 per diluted share

•	First quarter includes special pre-tax charges totaling $2.2 million for closing of 7 Soma stores

•	Company opened 18 net new stores and relocated/expanded 17 existing stores during quarter
          Fort Myers, FL — May 28, 2008 — Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2008 first quarter ended May 3, 2008.
          Net sales for the thirteen-week period ended May 3, 2008 decreased 9.6% to $409.6 million from $453.1 million reported for the thirteen-week period ended May 5, 2007. Net income for the fiscal 2008 first quarter was $12.7 million, or $0.07 a diluted share, compared to net income of $47.2 million, or $0.27 a diluted share in the prior year’s first quarter. As previously reported, comparable store sales decreased 17.5% for the thirteen-week period ended May 3, 2008 compared to the thirteen-week period last year ending May 5, 2007 (as Chico’s brand same store sales decreased by approximately 22% and the WH|BM brand’s same store sales decreased by approximately 10%).
          Gross margin for the fiscal 2008 first quarter decreased 18.2% to $228.8 million from $279.8 million in the prior year’s first quarter. The first quarter 2008 gross margin includes an approximate $4.6 million charge to clear up aged and overstock inventories for Chico’s front-line and outlet stores. Gross margin as a percentage of sales for the current quarter was 55.9%, compared to a record first quarter gross margin of 61.7% for fiscal 2007. Chico’s front-line stores’ merchandise margins in the first quarter decreased by approximately 480 basis points compared to the prior year’s first quarter primarily due to higher markdowns and the aforementioned charges. Gross margin percentage was also negatively impacted by continued investment in the Company’s product development and merchandising functions and lower merchandise margins in the outlet and direct to consumer channels primarily due to higher ownership of inventory that was marked down and transferred from front-line stores.
          Selling, general and administrative expenses (“SG&A”) for the fiscal 2008 first quarter increased 3.4% to $212.1 million from $205.1 million in the prior year’s first quarter. The increase in SG&A dollars for the current quarter was primarily due to increased store occupancy costs and, to a lesser extent, increased marketing spend. As a percentage of sales, SG&A in the current quarter increased by approximately 660 basis points as the increase in the percentage was further exacerbated by the deleverage associated with the Company’s negative same store sales as well as the larger size Chico’s and WH|BM stores that the Company has been opening over the last two years. Further, the mix effect of the WH|BM and

Soma stores becoming a larger portion of the Company’s store base also put pressure on SG&A as a percentage of sales (both WH|BM and Soma brands operate with higher store operating costs as a percentage of sales than the store operating costs as a percentage of sales experienced by the Chico’s brand).
          Marketing and related support costs for the fiscal 2008 first quarter increased 9.1% to $22.8 million from $20.9 million in the prior year’s first quarter. As a percentage of sales, marketing costs for the current quarter increased by approximately 100 basis points due mainly to the deleverage associated with the Company’s negative same store sales and an increased marketing spend for Soma and consumer research for Chico’s. Shared services expenses (including headquarters and other non-brand specific expenses) for the fiscal 2008 first quarter decreased 4.1% to $28.3 million from $29.5 million in the prior year’s first quarter. However, as a percentage of sales, shared services expenses for the current quarter increased by 40 basis points mainly due to the deleverage associated with the Company’s negative same store sales and to a lesser extent, from increased technology costs.
          Scott A. Edmonds, Chairman, President & CEO, stated, “We believe the challenging sales environment experienced in Fall 2007 has continued into the first quarter of 2008. The generally suppressed economic outlook, including housing pressures, rising food and fuel prices, and a more negative employment picture, has eroded consumer confidence and impacted discretionary spending on apparel, especially in the missy sector.”
          Mr. Edmonds continued, “As we stated during our earnings call in March, we are focused on inventory management and expense control. This focus resulted in a year-over-year decline in inventory per square foot of approximately 4%. We are pleased with the progress so far and we are continuing our efforts to bring down inventories further for the balance of the year.”
          Mr. Edmonds further stated, “While our overall year-over-year operating performance has declined, we did see an improvement in the trend of same store sales performance for the White House | Black Market brand in the first quarter of 2008 over the fourth quarter of 2007. The Soma Intimates brand continued to experience significant top line sales growth during the quarter. However, our core brand, Chico’s, saw a continuing deceleration in same store sales during the quarter and we continue to experience significant year-over-year declines in our Travelers collection. We recently conducted customer focus groups to confirm that the corrective measures we have in place for the Fall season should improve the performance of this very important product category. In addition, we gained further insight into our customers’ apparel purchase behavior.”
          Mr. Edmonds concluded, “We continue to expect negative comparable store sales for the first half of 2008, and expect to have lower earnings than the first half of 2007. Our current expectations are to gradually improve and return to positive comparable store sales increases sometime in the second half of 2008 if we can expect some level of improvement in the economic environment resulting in overall earnings growth during this time frame. We are steadfastly committed to protecting our free cash flow and our strong balance sheet that includes approximately $271 million dollars in cash and marketable securities and no debt. This, along with our extremely loyal customer base, should position us to take advantage of any market opportunities when overall economic conditions improve.”
          Some of the other highlights with respect to the first quarter results include the following:
•	The Chico’s/Soma brand sales, excluding the direct to consumer channel, decreased by 14.2% from $333.1 million in the prior year’s first quarter to $285.7 million in this year’s first quarter, while WH|BM brand sales increased by 4.2% from $103.5 million to $107.8 million quarter over quarter. The average transaction for the Chico’s front-line stores for the fiscal 2008 first quarter decreased by 9.7% compared to the prior period’s first quarter, while the WH|BM average transaction increased slightly by 0.6% in this year’s first quarter versus the prior year’s first quarter. The average unit retail for the Chico’s front-line stores for the fiscal 2008 first quarter declined by 7.0% as compared to the prior year’s first quarter, while the WH|BM average unit retail increased by 4.0% quarter over quarter.
•	Net sales for the direct to consumer channel decreased by 3.0% from $16.5 million in the prior year’s first quarter to $16.0 million in this year’s first quarter. This decrease is attributable specifically to decreased sales for the Chico’s brand, which were almost entirely offset by increases in the WH|BM and Soma brands’ direct to consumer businesses. The Company intends to continue making improvements to its direct to consumer infrastructure and merchandising approach in an effort to further promote sales through these channels.

•	The Company incurred approximately $2.2 million of pre-tax charges in the quarter to close seven underperforming Soma stores.

•	During the fiscal 2008 first quarter, the Company opened 23 new stores and closed 5 stores. Also, during this first quarter, the Company expanded or relocated 17 stores. The Company expects to open between 17 and 19 net additional stores during the second quarter and to expand or relocate between 9 and 11 stores during the second quarter.

•	Our inventory investment increased approximately 11.8% from the beginning of the quarter to $161.3 million. However, the Company’s inventory per selling square foot as of the end of the first quarter of 2008 was $65, and reflects a 4% decrease from the Company’s inventory per selling square foot of $68 as of the end of the fiscal 2007 first quarter.

•	On March 6, 2007, the Company announced the planned closure of the Fitigues brand operations (“Fitigues”). Accordingly, for all periods presented, the operating results for Fitigues, if any, are shown as discontinued operations in the Company’s consolidated statements of income.
          The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,063 women’s specialty stores, including stores in 49 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, and Soma Intimates names. The Company has 614 Chico’s front-line stores, 38 Chico’s outlet stores, 321 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 70 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	May 3,	February 2,
	2008	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$37,022	$13,801
Marketable securities, at market	233,752	260,469
Receivables	15,028	11,924
Income tax receivable	—	23,973
Inventories	161,260	144,261
Prepaid expenses	19,880	18,999
Deferred taxes	15,924	13,306

Total Current Assets	482,866	486,733

Property and Equipment:
Land and land improvements	17,792	17,867
Building and building improvements	69,224	62,877
Equipment, furniture and fixtures	359,372	347,937
Leasehold improvements	411,930	396,650

Total Property and Equipment	858,318	825,331
Less accumulated depreciation and amortization	(276,528)	(257,378)

Property and Equipment, Net	581,790	567,953

Other Assets:
Goodwill	96,774	96,774
Other intangible assets	38,930	38,930
Deferred taxes	24,287	22,503
Other assets, net	37,596	37,233

Total Other Assets	197,587	195,440

	$1,262,243	$1,250,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$68,905	$88,134
Accrued liabilities	99,277	91,622
Current portion of deferred liabilities	1,472	1,437

Total Current Liabilities	169,654	181,193

Noncurrent Liabilities:
Deferred liabilities	165,135	156,417

Total Noncurrent Liabilities	165,135	156,417

Stockholders’ Equity:
Common stock	1,764	1,762
Additional paid-in capital	251,843	249,639
Retained earnings	673,847	661,115

Total Stockholders’ Equity	927,454	912,516

	$1,262,243	$1,250,126

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 3, 2008		May 5, 2007
		% of		% of
	Amount	Sales	Amount	Sales

Net sales by Chico’s/Soma stores	$285,694	69.8	$333,052	73.5
Net sales by White House | Black Market stores	107,849	26.3	103,467	22.9
Net sales by Direct to Consumer	16,021	3.9	16,454	3.6
Other net sales	—	—	115	0.0

Net sales	409,564	100.0	453,088	100.0

Cost of goods sold	180,762	44.1	173,323	38.3

Gross margin	228,802	55.9	279,765	61.7

Selling, general and administrative expenses:
Store operating expenses	160,985	39.3	154,693	34.1
Marketing	22,843	5.6	20,939	4.6
Shared services	28,281	6.9	29,471	6.5

Total selling, general and administrative expenses	212,109	51.8	205,103	45.2
Income from operations	16,693	4.1	74,662	16.5
Interest income, net	2,239	0.5	2,245	0.5

Income before income taxes	18,932	4.6	76,907	17.0
Income tax provision	6,200	1.5	27,764	6.2

Income from continuing operations	12,732	3.1	49,143	10.8
Loss on discontinued operations, net of tax	—	0.0	1,985	0.4

Net income	$12,732	3.1	$47,158	10.4

Per share data:
Income from continuing operations per common share—basic	$0.07		$0.28
Loss on discontinued operations per common share—basic	—		(0.01)

Net income per common share—basic	$0.07		$0.27

Income from continuing operations per common and common equivalent share—diluted	$0.07		$0.28
Loss on discontinued operations per common and common equivalent share—diluted	—		(0.01)

Net income per common and common equivalent share—diluted	$0.07		$0.27

Weighted average common shares outstanding—basic	175,796		175,421

Weighted average common and common equivalent shares outstanding—diluted	176,014		176,595

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(In thousands)

	Thirteen Weeks Ended
	May 3,	May 5,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,732	$47,158

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	2,700	2,530
Depreciation and amortization, other	23,517	19,772
Deferred tax benefit	(4,402)	(3,451)
Stock-based compensation expense, cost of goods sold	1,008	1,422
Stock-based compensation expense, other	2,129	3,604
(Excess) deficiency tax benefit of stock-based compensation	(100)	88
Deferred rent expense, net	2,417	1,644
Loss on disposal of property and equipment	9	—
Decrease (increase) in assets —
Receivables, net	20,869	1,861
Inventories	(16,999)	(29,600)
Prepaid expenses and other	(1,245)	(1,462)
(Decrease) increase in liabilities —
Accounts payable	(19,229)	17,865
Accrued and other deferred liabilities	13,001	27,014

Total adjustments	23,675	41,287

Net cash provided by operating activities	36,407	88,445

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales (purchases) of marketable securities	26,717	(12,216)
Purchase of Minnesota franchise rights and stores	—	(32,896)
Acquisition of other franchise stores	—	(6,361)
Purchases of property and equipment	(40,063)	(52,267)

Net cash used in investing activities	(13,346)	(103,740)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	163	1,612
Excess (deficiency) tax benefit of stock-based compensation	100	(88)
Repurchase of common stock	(103)	(98)

Net cash provided by financing activities	160	1,426

Net increase (decrease) in cash and cash equivalents	23,221	(13,869)
CASH AND CASH EQUIVALENTS, Beginning of period	13,801	37,203

CASH AND CASH EQUIVALENTS, End of period	$37,022	$23,334